Exhibit 99.2

NEWS

For Immediate Release

Editorial Contact:

Rich Yonker

Vitesse

+1.805.388.3700

invest@vitesse.com

Vitesse Reports Fourth Quarter and Fiscal 2009 Year End Results

CAMARILLO, Calif. —(BUSINESS WIRE)— Dec. 14, 2009 — Vitesse Semiconductor Corporation (Pink Sheets: VTSS), a leading provider of advanced IC solutions for Carrier and Enterprise networks, today reported its audited financial results for the fourth quarter and fiscal year ended September 30, 2009.

Recent Operating and Financial Highlights

•      Completed debt restructuring transaction, closed in October 2009, resulting in a significantly improved balance sheet and operating flexibility in fiscal 2010.

•      Reported net revenues of $168.2 million in fiscal year 2009 compared with $228.5 million in fiscal year 2008, reflecting weak global economic conditions and cyclical industry downturn.

•      Generated positive cash flow from operations of $19.2 million in fiscal year 2009, compared with negative cash flow from operations of $22.6 million in fiscal year 2008.

•      Reported a net loss of $194.0 million in fiscal year 2009, compared with net income of $16.6 million in fiscal year 2008. 2009 results include non-cash expenses of $191.4 million for goodwill impairment and a $12.2 million fair value adjustment to our derivative liability.

•      Introduced 16 new products, exceeding 2009 target of 12.

CEO Commentary

“While 2009 was a challenging year for Vitesse, and for the industry as a whole, we delivered on the majority of our key goals,” said Chris Gardner, CEO of Vitesse. “Importantly, we resolved our debt issues with the completion of our debt restructuring in October, and move forward with a stronger balance sheet. We generated positive cash flow from operations in 2009 in spite of lower than expected revenue.  We also took aggressive action to improve our operations and reduce operating expenses, while continuing our investment level in R&D.”

“Market conditions are beginning to improve and Vitesse is well positioned for 2010 with improved financial stability and a particularly strong new product cycle. In the coming year, we will focus on optimizing the value of our operations by continuing to invest in R&D and by transitioning our Camarillo, California test facility to our subcontractors in Asia. We believe these investments will position Vitesse for improved operating efficiencies and returns in 2011 and beyond,” Mr. Gardner concluded.

Fiscal Year 2009 Financial Results Summary

Net revenues for the fiscal year 2009 were $168.2 million, a decline of 26.4% compared with $228.5 million reported in fiscal year 2008. Product revenues were $154.9 million, a 29.1% decrease from prior year. Licensing revenues were $13.3 million, a 32.5% increase from the prior year. Core product revenues for fiscal year 2009 were $129.4 million, a decline of 23.7% from 2008. Non-core product revenues for fiscal year 2009 were $25.6 million, a decline of 47.9% from fiscal year 2008.

Cost of revenues decreased $27.9 million to $78.4 million in fiscal year 2009 compared with $106.3 million in fiscal year 2008. Engineering, research and development (R&D) expenses were $45.7 million for fiscal year 2009, compared with $50.0 million in fiscal year 2008, a decrease of $4.3 million or 8.6%. Selling, general and administrative expenses were $40.2 million for fiscal year 2009, compared to $50.6 million in fiscal year 2008.

Loss from operations was $179.0 million in fiscal 2009, compared with operating income of $8.4 million for fiscal year 2008. The Company’s net loss was $194.0 million, or $0.85 per share, compared with net income of $16.6 million, or $0.07 per share, for fiscal year 2008.

Balance Sheet Overview

Cash and cash equivalents totaled $57.5 million at September 30, 2009, an increase of $20.8 million from September 30, 2008.  Inventory at September 30, 2009 totaled $18.8 million, a decrease of $18.7 million from September 30, 2008.

Fourth Quarter 2009 Financial Results Summary

Net revenues for the fourth quarter of fiscal year 2009 were $39.2 million, a decrease of 40.0% compared with $65.4 million reported for the fourth quarter of 2008 and a decrease of 12.2% compared with $44.6 million in the third quarter of fiscal year 2009. Product revenues were $39.2 million, a 29.2% decrease from the same quarter in 2008, and a 7.8% increase over $36.4 million reported for the third quarter of fiscal year 2009. Revenue for the fourth quarter of 2009 did not include any licensing revenues. Licensing revenues in the fourth quarter of 2008 and third quarter of 2009 were $10.0 million and $8.3 million, respectively.

Cost of revenues decreased $5.9 million to $20.5 million in the fourth quarter of 2009 compared with $26.4 million for the same quarter in 2008. As a percentage of product revenues, cost of product revenues increased from 47.6% in the fourth quarter of fiscal year 2008, to 52.2% in the quarter ended September 30, 2009. R&D expenses were $12.0 million for the fourth quarter of 2009, compared with $12.4 million a year ago, a decrease of $0.4 million or 3.5%. Selling, general and administrative expenses were $8.5 million for the fourth quarter of 2009 compared to $12.8 million in the fourth quarter of 2008.

Loss from operations was $1.8 million in the fourth quarter of 2009 compared with operating income of $11.5 million in the fourth quarter of 2008. The Company’s fourth quarter net loss was $9.5 million, or $0.04 per share, compared with net income of $10.2 million, or $0.04 per share, in the year-ago quarter.

Fourth Quarter 2009 New Product Introductions

Vitesse introduced three new products in the fourth quarter of fiscal year 2009:

VSC3144-11: Availability of this breakthrough 11.5 Gbps 144x144 crosspoint switch enables a dramatic 40% bandwidth improvement in switches used in Carrier and Enterprise networking environments and achieves an industry best 1.656 Tbps switching capacity.

VSC3316: Another innovation to its industry-leading signal integrity portfolio, the VSC3316 is a new 16-port asynchronous crosspoint switch with enhanced FlexEQ™ signal equalization capabilities.

VSC8486-11: Extending its offering of industry-leading VSC8486 10 Gbps XAUI to XFI LAN/WAN transceivers with a highly integrated, next-generation device, the VSC8486-11 features synchronous Ethernet clocking and delivers superior high-speed signals for XFP and SFP+ module-based Carrier Ethernet equipment.

Outlook and Goals

Vitesse expects to see a continued industry recovery and resumed top line growth in 2010. As such, the Company intends to make investments in the first half of the year that will position it for growth in 2011 and beyond. In 2010, Vitesse plans to increase product introductions to an average of six per quarter from three per quarter in 2009 and to transition its California test facility to its subcontractors in Asia.

The Company also plans to continue to generate positive cash flow from operations. The Company has not changed its long-term operating targets which call for the following as a percentage of revenue: gross margin of 55% to 60%, R&D of 25% to 28%, SG&A of 11% to 14%, income from operations of 11% to 16% and EBITDA of 17% to 22%. Further, the Company is targeting annual inventory turns of five times and accounts payable and accounts receivable in line with normal industry levels.

Conference Call Information

A conference call is scheduled for Monday, December 14, 2009 at 1:30 p.m. Pacific Time/4:30 p.m. Eastern Time.  To listen to the conference call via telephone, dial 800-450-5178 (U.S. toll-free) or 706-679-6171 (International) and provide the passcode 43131353. Participants should dial in at least 10 minutes prior to the start of the call.  The Company will also broadcast the conference call via a webcast over the internet. To listen via the Internet, the webcast can be accessed through the Vitesse corporate web site at www.vitesse.com.   The call will be recorded

and available for replay until Monday, December 21, 2009.  To access the audio replay, dial 800-642-1687 (U.S. toll-free) or 706-645-9291 (International) and entering the passcode 43131353.

Investor Conference Participation

Vitesse will participate in the 12th Annual Needham & Company Growth Stock Conference, January 12 - 14, 2010. Representing Vitesse at this event will be Chris Gardner, CEO, and Rich Yonker, CFO. They will present on Thursday, January 14, 2010 at 1:50 pm Eastern Time. The presentation will be webcast. To listen to the webcast, view the investor section of the Company’s web site: www.vitesse.com.

About Vitesse

Vitesse designs, develops and markets a diverse portfolio of high-performance, cost-competitive semiconductor solutions for Carrier and Enterprise networks worldwide. Engineering excellence and dedicated customer service distinguish Vitesse as an industry leader in Gigabit Ethernet LAN, Ethernet-over-SONET, Fibre Channel, Serial Attached SCSI, Optical Transport, and other applications. Additional company and product information is available at www.vitesse.com.

Vitesse is a registered trademark in the United States and/or other jurisdictions of Vitesse Semiconductor Corporation. All other trademarks or registered trademarks mentioned herein are the property of their respective holders.

Cautions Regarding Forward Looking Statements:

All statements included or incorporated by reference in this release and the related conference call for analysts and investors, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current facts. These forward-looking statements are based on our current expectations, estimates and projections about our business and industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” and similar terms, and variations or negatives of these words. Forward-looking statements are not guarantees of future performance and the Company’s actual results may differ significantly from the results discussed in the forward-looking statements.

Source: Vitesse Semiconductor Corporation

CONSOLIDATED BALANCE SHEETS

	September 30,
	2009	2008
	(in thousands, except share data)

ASSETS
Current assets:
Cash and cash equivalents	$57,544	$36,722
Accounts receivable, net	11,369	6,307
Inventory	18,809	37,466
Assets held for sale	—	3,164
Restricted cash	398	592
Prepaid expenses and other current assets	4,956	4,011
Total current assets	93,076	88,262
Property, plant and equipment, net	7,874	8,084
Goodwill	—	191,418
Other intangible assets, net	1,541	913
Other assets	3,077	3,600
	$105,568	$292,277

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$14,191	$16,101
Accrued expenses and other current liabilities	10,887	20,242
Derivative liability	12,209	—
Deferred revenue	1,156	2,721
Current portion of debt and capital leases	5,236	—
Convertible subordinated debt	10,000	—
Total current liabilities	53,679	39,064

Other long-term liabilities	1,810	1,564
Long-term debt, net of discount	24,652	29,423
Convertible subordinated debt	86,700	96,700
Total liabilities	166,841	166,751
Minority interest	86	165
Commitments and contingencies
Shareholders’ (deficit) equity:
Preferred stock, $0.01 par value. 10,000,000 shares authorized; none outstanding	—	—
Common stock, $.01 par value. 500,000,000 shares authorized; 230,905,580 and 226,205,580 shares outstanding at September 30, 2009 and 2008, respectively	2,314	2,267
Additional paid-in-capital	1,754,598	1,747,324
Accumulated deficit	(1,818,271)	(1,624,230)
Total shareholders’ (deficit) equity	(61,359)	125,361
	$105,568	$292,277

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2009	2008	2009	2008
	(in thousands, except per share data)

Product revenues	$39,184	$55,360	$154,927	$218,536
Intellectual property revenues	—	10,000	13,250	10,000
Net revenues	39,184	65,360	168,177	228,536
Costs and expenses:
Cost of revenues	20,457	26,367	78,414	106,344
Engineering, research and development	11,964	12,398	45,685	49,982
Selling, general and administrative*	8,467	12,799	40,227	50,557
Accounting remediation & reconstruction expense and litigation costs**	(179)	1,948	(9,922)	10,761
Goodwill impairment	—	—	191,418	—
Amortization of intangible assets	292	310	1,360	2,514
Costs and expenses	41,001	53,822	347,182	220,158
(Loss) income from operations	(1,817)	11,538	(179,005)	8,378
Other (expense) income:
Interest expense, net	(8,759)	(1,162)	(16,862)	(3,868)
Loss on extinguishment of debt	—	—	—	—
Other income, net	244	646	223	4,882
Other (expense) income, net	(8,515)	(516)	(16,639)	1,014
Income tax (benefit) expense	(851)	1,768	(1,451)	1,222
Minority interest in loss (earnings) of consolidated subsidiary	—	—	81	(660)
(Loss) income from continuing operations before discontinued operations	(9,479)	9,254	(194,112)	7,510
Discontinued operations
Income (loss) from discontinued operations, net of tax of $997 and gain on sale of $21,500 in 2008	—	943	71	9,044
Net (loss) income	$(9,479)	$10,197	$(194,041)	$16,554
Basic (loss) income per share:
Continuing operations	(0.04)	0.04	(0.85)	0.03
Discontinued operations	0.00	0.01	0.00	0.04
Net (loss) income	$(0.04)	$0.05	$(0.85)	$0.07
Diluted (loss) income per share:
Continuing operations	(0.04)	0.04	(0.85)	0.03
Discontinued operations	0.00	0.00	0.00	0.04
Net (loss) income	$(0.04)	$0.04	$(0.85)	$0.07
Weighted average shares outstanding:
Basic	230,906	223,786	229,554	223,614
Diluted	230,906	261,767	229,554	223,614

* Including a gain on the sale of building of $2.9 million in 2009 and a gain on the sale of fixed assets of $3.2 million in 2008

** Including a $16.0 million gain on settlement of lawsuit in 2009

Source: Vitesse Semiconductor Corporation